Exhibit 99.7

Endo Merger Communication
Voicemail from D. Holveck to the Endo Sales Force
1/5/09 – Final

Script for Dave:

Happy New Year! This is Dave Holveck with a message to the entire Sales Force.

This afternoon we announced Endo’s plans to acquire Indevus Pharmaceuticals, another specialty pharmaceutical company with a strong pipeline in urology and endocrinology, a talented specialty sales force and a promising drug delivery technology.  I believe this transaction represents an exciting step for both companies. By combining Endo’s strength in pain management and Indevus’ on-market and development pipeline compounds in urology and endocrinology, we will achieve our vision of expanding into other specialty therapeutic areas where we can be innovative and competitive.

We believe this expansion of our product line has significant growth potential because of the therapeutic value of the Indevus product portfolio, the unique expertise of both companies and the demographic, health care and reimbursement trends that favor the use of new products in urology and endocrinology.

Of course, you, the sales force, will be central to the success of this integration.  While this merger is critical to achieving our long-term strategy, achieving current business objectives is still paramount for Endo, so I know I can count on you to stay focused on our current business to continue to responsibly promote our commercial product portfolio. I also look forward to talking with you about the key role the sales force will play in our long-term success.

To illustrate our commitment to communicating during this important time, we have launched a website to provide you with more information, scheduled a meeting to talk more later this week and I will see you at the National Sales Meeting in Texas the week of the 19th.  You will receive an email that gives you more information about each of these opportunities.  In the meantime, I hope you are as excited as I am about the bright future we will build together for the New Endo!

The following is a statement I must read to you in order to be compliant with federal regulations:

The tender offer described in this message has not yet been commenced.  On the commencement date of the tender offer, an offer to purchase, a letter of transmittal and related documents will be filed with the SEC, will be mailed to Indevus stockholders and will also be made available for distribution to beneficial owners of Indevus common stock.  This message is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Indevus common stock. The solicitation of offers to buy shares of Indevus common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents.  Indevus stockholders are strongly advised to read both the tender offer statement on Schedule TO, as it may be amended from time to time, and the solicitation/recommendation statement on Schedule 14D-9, as it may be amended from time to time, regarding the tender offer when they become available as they will contain important information, including the various terms of, and conditions to, the tender offer. The tender offer statement will be filed by Endo with the SEC, and the solicitation/recommendation statement will be filed by Indevus with the SEC.  Investors and stockholders may obtain free copies of these statements (when available) and other documents filed by Endo and Indevus at the SEC’s website at www.sec.gov.

In addition, the tender offer statement and related materials will be available for free at Endo's website at www.endo.com or by directing such requests to Endo (Investor Relations) at (610) 459-7158, IR@endo.com, or by calling MacKenzie Partners, the information agent for the offer toll-free at 800-322-2885. The solicitation/recommendation statement and such other documents will be available by directing such requests to Indevus (Investor Relations) at (781) 402-340, RDeCarlo@indevus.com.

Script for Larry Romaine

Happy New Year.  I know you just received a voice mail from Dave Holveck announcing Endo’s plans to acquire Indevus.  This is exciting news for all of us and I’d like to share a little more detail with you.

The combined company will market nine products through a larger specialty sales organization and have the capability to develop innovative new therapies using a novel drug delivery technology.  I encourage you to visit the website Dave mentioned to read about each of these products and I’m sure you will quickly become as excited as I am about how this merger will help Endo provide significant growth potential because of the therapeutic value of the Indevus product portfolio, the unique expertise of both companies, and the demographic, health care and reimbursement trends that favor the use of new products in urology and endocrinology. While Endo and Indevus specialty sales forces will continue to promote their own products, Endo will be able to provide further support for the Indevus development products sometime in the future. It is important to understand that Indevus is built on a specialty model similar to ours, but with a focus on urology and endocrinology, so there will be little overlap within our call audiences.  In short, this merger expands our reach, our development pipeline, our revenues and our value to the health care system. This will produce great benefits for our company, customers and, most importantly, the patients we serve.

A successful integration will require careful planning, time and patience. With regard to next steps, Nancy Wysenski COO will be leading an Integration Steering Committee, which will oversee the process and key decisions. Of course, you will play an important role in the process as well. We’ll be relying on your strong commitment and feedback each step of the way.

So, what should you do at this point? For now, I ask that you be patient, knowing that we will communicate information as soon as we have it. All Endo regional directors and district managers are in Philadelphia this week and will get as much information as we can share, so please approach your manager with questions rather than making assumptions. Lastly, please continue to focus on your current work to ensure our success and achievement of 2009 Business Objectives. Thanks so much for all of your contributions to our company’s success. I look forward to seeing you in Texas at the National Sales Meeting and working with all of you in 2009 to realize a new and exciting vision for Endo.

The following is a statement I must read to you in order to be compliant with federal regulations:

The tender offer described in this message has not yet been commenced.  On the commencement date of the tender offer, an offer to purchase, a letter of transmittal and related documents will be filed with the SEC, will be mailed to Indevus stockholders and will also be made available for distribution to beneficial owners of Indevus common stock.  This message is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Indevus common stock. The solicitation of offers to buy shares of Indevus common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents.  Indevus stockholders are strongly advised to read both the tender offer statement on Schedule TO, as it may be amended from time to time, and the solicitation/recommendation statement on Schedule 14D-9, as it may be amended from time to time, regarding the tender offer when they become available as they will contain important information, including the various terms of, and conditions to, the tender offer. The tender offer statement will be filed by Endo with the SEC, and the solicitation/recommendation statement will be filed by Indevus with the SEC.  Investors and stockholders may obtain free copies of these statements (when available) and other documents filed by Endo and Indevus at the SEC’s website at www.sec.gov.

In addition, the tender offer statement and related materials will be available for free at Endo's website at www.endo.com or by directing such requests to Endo (Investor Relations) at (610) 459-7158, IR@endo.com, or by calling MacKenzie Partners, the information agent for the offer toll-free at 800-322-2885. The solicitation/recommendation statement and such other documents will be available by directing such requests to Indevus (Investor Relations) at (781) 402-340, RDeCarlo@indevus.com.